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2001 EMPLOYMENT AGREEMENT

    THIS 2001 EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made effective as of             , 200  by and between WESTERN GAS RESOURCES, INC., a Delaware corporation, (hereinafter referred to as the "Corporation"), and            (hereinafter referred to as the "Employee").

WITNESSETH:

    WHEREAS, the Corporation, its subsidiaries and affiliates (the "Western Companies") acquire, design, construct and operate natural gas gathering and processing facilities, market, store and transport natural gas, natural gas liquids and sulphur, market electrical power and explore for, develop, and produce oil and gas.

    WHEREAS, employee has substantial experience in the Corporation's business and is currently the Corporation's            .

    WHEREAS, prior hereto, the Corporation and the Employee have entered into that certain Employment Agreement, dated            , 200  , which shall be terminated upon execution of this,Agreement and further, shall be replaced in its entirety by this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

    1.  Employment.  Corporation hereby employs the Employee and the Employee hereby accepts such employment with the Corporation upon the terms and conditions hereinafter set forth. The Employee's employment shall continue until it is terminated in accordance with the provisions of paragraph 12 hereof.

    2.  Powers, Duties and Responsibilities.

  (a)
  Employee shall devote his full time, attention and effort to the business of the Western Companies during the Corporation's normal business hours and during such other times as are reasonably necessary for the proper performance of his responsibilities hereunder.

  (b)
  Employee's primary duties shall be to act as            . Employee shall have such powers, duties and responsibilities, and shall perform such other functions in connection with the business of the Companies, as may be assigned from time to time by the Corporation. At all times during Employee's employment under this Agreement (including employment following a Change of Control of the Corporation as hereinafter described), Employee shall be employed in the Corporation's offices in Denver, Colorado.

    3.  Compensation and Bonus.  For all of the services rendered by Employee pursuant to this Agreement, the Corporation shall pay the Employee his or her current annual base salary. In no event shall Employee's current annual base salary be decreased, but it may, from time to time be increased at the discretion of Employer during the term of this Agreement (hereinafter referred to as Compensation), payable in accordance with the Corporation's normal pay practices during the term of Employee's employment. In addition, the Corporation may pay Employee a bonus, as may be determined pursuant to any bonus plan applicable to the Employee for such year, if any, approved by the Corporation's Board of Directors from time-to-time in its sole and absolute discretion. Employee may provide a written election to have any bonus due in December of any year paid in January of the following year.

    4.  Officer Insurance Coverage—Costs of Defense.  During the term of Employee's employment and for two (2) years thereafter, to the extent the Corporation maintains an insurance policy or policies providing directors' and officers' liability insurance, Employee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Corporation officer. Such coverage shall provide to Employee officer liability insurance coverage to cover any claims that may be made arising from his past, present, or future activities on behalf of the Western Companies, in the same manner as such insurance is provided to the other officers of the Corporation, provided that such insurance coverage is available to the Corporation at a reasonable cost. Employee hereby represents that to his knowledge no investigation, claim, or litigation is currently pending or threatened against him at this time relating to or arising out of his activities as an employee of any Western Company.

    5.  Cooperation With Respect to Investigations, Claims or Litigation.  During the term of Employee's employment and at all times thereafter, should a Western Company become involved in any investigation, claim, or litigation relating to or arising out of Employee's past, present, or future duties with a Western Company or with respect to any matters which the Employee has knowledge, Employee agrees to fully, and in good faith, cooperate with the Corporation with respect to such investigation, claim, or litigation. The Corporation shall reimburse Employee for any and all expenses (including attorneys' fees) and, if requested by Employee shall (within two business days of such request) advance such expenses to Employee, which are incurred by Employee in connection with any action for (i) indemnification or advance payment of expenses by the Corporation under this Agreement or any other agreement or Corporation Bylaw now or hereafter in effect relating to claims and/or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Corporation, regardless of whether Employee ultimately in determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

    6.  Indemnification Agreement.  Exhibit "A", attached hereto and incorporated herein by reference is an Indemnification Agreement by and between the Corporation and the Employee. The Corporation and the Employee each agree to execute and deliver such Indemnification Agreement concurrently with the execution and delivery of this Agreement. To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.

    7.  Employee Benefits.  During the term of employment, Employee shall be eligible to participate in the employee benefit plans provided by the Corporation in which the Employee participates as of the date hereof, as such plans may be changed from time to time, in accordance with the provisions of such plans, including, but not limited to, the Corporation's qualified retirement plans, the Corporation's Stock Option Plan(s), and the Corporation's loan plan to acquire stock. The Employee hereby agrees and acknowledges that nothing in this Agreement guarantees him the right to any grant of stock options under any Stock Option Plan, or loan under any loan plan and that the Board of Directors, in its sole and absolute discretion, in accordance with the terms of such plans, as they may be modified from time to time, determines whether and when any stock options are granted or loans extended.

    8.  Confidential Information.  Employee acknowledges that pursuant to the employment hereunder, Employee occupies a position of trust and confidence. Accordingly, in order to facilitate the performance of this Agreement and the activities contemplated by this Agreement, the Western Companies may disclose to Employee or Employee may develop or obtain certain proprietary or confidential information of the Western Companies. During Employee's employment hereunder and for a period of one (1) year thereafter (which may be increased to two (2) years thereafter pursuant to Section 14(a)(ii) or (v) hereof), Employee hereby agrees not to use or to disclose to any person, other than in the discharge of his duties under this Agreement, any "proprietary or confidential" information of the Western Companies, including, but not limited to, any information concerning the business operations, business strategies, or internal structure of the Western Companies; the customers or clients of the Western Companies; any acquisition strategies of the Western Companies; the gas and other products' marketing or transportation strategies of the Western Companies, its subsidiaries or affiliates; the terms of any gas gathering, processing, marketing, or transportation contracts entered into by the

Western Companies; past, present or future research done by the Western Companies respecting the business or operations of the Western Companies, or customers or clients or potential customers or clients of the Western Companies; personnel data of the Western Companies, product or process knowledge; the Employee's work performed for, or relating to or for, any customer or client of any Western Company or the gas or other product pricing for any customer or client of any Western Company; any method or procedure relating or pertaining to projects developed by any Western Company or contemplated by any Western Company to be developed; or any gas gathering, processing, drilling, marketing, transportation project which any Western Company is developing; or any plans or strategy related to the foregoing which is not generally available or disclosed to the public.

    If the Employee violates this agreement of confidentiality, the Corporation shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both. The Employee acknowledges that all such information constitutes confidential and/or proprietary information of the Western Companies and agrees that such information shall be kept confidential; such information shall be used solely for the purpose of performing the obligations hereunder or activities contemplated by this Agreement; and that he shall not otherwise disclose or make use of such information, except in response to a court order.

    9.  Non-Solicitation.  During Employee's employment hereunder and for a period of three years thereafter, Employee shall not engage in any of the following:

  (i)
  Hire, offer to hire (or participate in the hiring or offer to hire of) any officer or employee of any Western Company; or

  (ii)
  directly or indirectly, solicit, divert or take away or attempt to solicit, divert or take away any business any Western Company has enjoyed or solicited prior to the date hereof or at any time during Employee's term of employment with the Corporation.

    This provision, however, shall not be construed to require the Employee to violate any law forbidding anti-competitive practices or any law regarding anti-trust.

    In addition, nothing contained herein shall prevent Employee from hiring any officer or employee of any Western Company as a result of a general solicitation in a publicly available publication. In the event Employee violates this non-solicitation provision, the Western Company shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both.

    10.  Ownership of Documents.  All information, drawings, documents and materials whether in writing, on computer disks, computer hard drive, on magnetic tape or otherwise prepared by the Employee in connection with his employment, or which Employee obtains in the course of or as result of his employment by the Corporation shall be the sole and exclusive property of the Corporation and will be delivered to the Corporation by the Employee on the earlier of a demand by the Corporation or promptly after termination of his employment hereunder, together with all written, computer, magnetic tape or other evidence of the information, drawings, document and materials, if any, furnished by any Western Company to the Employee in connection with the Employee's employment.

    11.  Agreement Not To Compete.  The parties hereto recognize that the Employee is retained by the Corporation as part of a professional, management and executive staff of the Corporation whose duties include the formulation and execution of management policy. Therefore, except in the event of termination which would entitle Employee to payments pursuant to paragraphs 14 (a) (ii), or 14 (a) (v) in which case the terms of this provision shall not apply, the Employee hereby agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of employment, he shall not act or engage in material competition with the activities of or plans of any Western Company as they exist up to the time of the Employee's termination of employment. Material competition by the Employee shall mean that the Employee is involved in any business or investment activity, in any capacity including but not limited to an employee, consultant, advisor, agent, shareholder, independent contractor, investor, partner, member, owner or otherwise, which activity directly competes with or has a material adverse economic effect on any of the business activities or business plans of any Western Company. Examples of such material competition include, but shall not be limited to an activity involving the gathering and processing business within 25 miles of one of the Western Companies' existing or planned gathering, processing or generation facilities; an activity involving the storage or hub business for natural gas or natural gas liquids within 100 miles of an existing or planned storage facility of any Western Company; and/or an activity involving the purchase of oil or gas leases, the farming-in of such leases or any similar arrangement, within five (5) miles of the boundaries of an existing oil or gas lease of any Western Company. In the event the Employee violates this agreement not to compete, the Corporation shall, in addition to any other remedies provided by law, be permitted to pursue an action for injunctive relief (preliminary or permanent), monetary damages, or both.

    12.  Termination of Employment.  Employee's employment pursuant to this Agreement shall terminate upon the first to occur of the following events:

  (a)
  The Employee's death.

  (b)
  The Employee's disability as that term is defined pursuant to the Corporation's disability insurance plan covering its officers.

  (c)
  The Employee's written election to terminate employment, to be effective ninety (90) days thereafter unless an earlier effective date is specified by the Corporation.

  (d)
  The Corporation's written election to terminate Employee's employment without "cause."

  (e)
  The Corporation's written election to terminate the Employee's employment "for cause."

  (f)
  In the event of a Change of Control (as hereinafter defined), Employee's employment is terminated without cause or upon the expiration of six (6) months following a Change of Control, whichever is earlier.

    For purposes of this Agreement, the Corporation may elect to terminate Employee's employment "for cause" if: (i) Employee shall have committed a felony, fraud, theft or embezzlement involving the assets of any Western Company; (ii) Employee violates or causes any Western Company to violate, in a material respect, any statute, law, ordinance, rule or regulation relating to such Western Company, which violation results in a material adverse effect to the Corporation's business or financial condition; (iii) Employee engages in any activity which is outside the scope of the Employee's authority and detrimental to any Western Company's business; (iv) Employee fails to comply with the provisions of this Agreement and Employee has either (x) not diligently commenced to correct such detrimental activity; or (y) failed to comply after ten (10) days' written notice from the Corporation, which notice provides a detailed description thereof; or (v) Employee intentionally fails or refuses to perform his obligations or responsibilities hereunder, or to carry out any reasonable and lawful direction of the Corporation with respect to such obligations or responsibilities.

    13.  Employee's Rights and Obligations Upon Death or Disability.  If the Employee's employment is terminated as a result of death or disability, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

  (i)
  Employee's Right to Compensation and Benefits. Employee shall be entitled to the pro-rata share of Compensation and employee benefits, if any, which have been earned but not paid through the date of Employee's death or disability. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of Employee's death or disability.

  (ii)
  Employee's Obligations. Notwithstanding such termination of employment, if the Employee is terminated as a result of disability, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, 10 and 11 hereof.

    14.  Employee's Rights and Obligations Upon Termination of Employment By the Corporation Without Cause.  If Employee's employment is terminated by the Corporation without cause pursuant to Section 12(d) herein, then Employee shall be entitled to the following in full satisfaction of his rights under this Agreement or at law:

  (a)
  Severance Pay.

  (i)
  Employee shall be entitled to severance pay in an amount equal to the annual Compensation. Such severance pay will be payable in accordance with the Corporation's normal pay practices over the 12 months following such termination of employment.

  (ii)
  Notwithstanding anything else contained herein, in the event of a Change of Control of the Corporation (as hereinafter defined) or after the sale of substantially all the assets of the Corporation, upon the earlier of a) Employee's employment is terminated without cause after a Change of Control of the Corporation or b) upon the expiration of six (6) months following said Change of Control, then the Employee shall be entitled to severance pay equal to two (2) times the annual Compensation of Employee. Severance pay pursuant to this paragraph shall be paid to the Employee either a) over a 24-month period or b) in a one-time lump sum payment, at Employee's option. If the Employee elects payment over a 24 month period, then monthly installments shall commence on the first day of the calendar month following the date of termination of employment or the first day of the calendar month following the expiration of six (6) months after a Change of Control. If the Employee elects payment in a one-time lump sum payment, then said payment shall be made within thirty (30) days of the date of termination of employment or within thirty (30) days after the expiration of the six (6) months after a Change of Control. In the event that the Employee is entitled to the severance pay pursuant to this sub-section, the obligation of the Employee not to use or to disclose any "proprietary or confidential information" set forth in Section 8 hereof shall apply for two (2) years following such Change of Control of the Corporation or such sale of substantially all the assets of the Corporation.

  (iii)
  The severance pay provisions of this Section 14(a) (ii) are not additive and in no event shall the Employee be entitled to receive severance pay greater than two (2) times the annual Compensation.

  (iv)
  Notwithstanding anything else contained herein, in the event of a Change of Control of the Corporation (as hereinafter defined) or after the sale of substantially all the assets of the Corporation, upon the earlier of a) Employee's employment is terminated without cause after a Change of Control of the Corporation or b) upon the expiration of six (6) months following said Change of Control, then Employee shall receive either of the following for unvested stock options previously granted to Employee:

  A)
  in the event of a Change of Control in which the Corporation is acquired in a cash purchase, then Employee shall receive a lump sum payment constituting the positive difference between the exercise price of unvested stock options previously granted to Employee and the transaction price of common stock; or

  B)
  in the event of a Change of Control in which the Corporation is acquired in a stock purchase, then Employee's stock options which have not vested prior to termination without cause shall be converted to an amount of unqualified vested options of the acquiring corporation's stock at the original grant price to Employee based upon the conversion rate of the acquiring corporation's stock on the acquisition date.

    (v)
    Notwithstanding anything else contained herein, in the event Employee's employment is terminated without cause within sixty (60) days prior to the release of a press release regarding a Change of Control of the Corporation, then the Employee shall be entitled to severance pay equal to two (2) times the annual Compensation of Employee. Severance pay pursuant to this paragraph shall be payable to the Employee either a) over a 24 month period or b) in a one-time lump sum payment, at Employee's option. If the Employee elects payment over a 24-month period, then monthly installments shall commence on the first day of the calendar month following Employee's election for payment. If the Employee elects payment in a one-time lump sum payment, then said payment shall be made within thirty (30) days of the date of Employee's election for payment. In addition, for any unvested stock options previously granted to Employee, Employee shall be entitled to either payment or conversion of such unvested stock options as described in paragraph 14 (a) (iv). In the event that the Employee is entitled to the severance pay pursuant to this sub-section, the obligation of the Employee not to use or to disclose any "proprietary or confidential information" set forth in Section 8 hereof shall apply for two (2) years following the, earlier of such termination or such Change of Control of the Corporation.

    (vi)
    For purposes of this Agreement, "Change of Control of the Corporation" means the acquisition by any person or persons acting in concert (including corporations, partnerships, associations or unincorporated organizations), of legal ownership or beneficial ownership (within the meaning of Rule 13d-3, promulgated by the Securities and Exchange Commission and now in effect under the Securities Exchange Act of 1934 (s amended), of a number of voting shares of capital stock of the Corporation greater than the number of voting shares of capital stock of the Corporation which are then owned, both legally and beneficially (as defined above), by Brion G. Wise, Bill M. Sanderson, Walter L. Stonehocker, Dean Phillips, Ward Sauvage, their immediate families and the companies through which they and their immediate families hold ownership in the Corporation ("the Founders"). None of the Founders shall be counted among those persons acting in concert to acquire ownership unless such Founder, acting in concert with an acquiring person or group (an "Acquiring Group Founder"), votes against the other Founders in an election for the Board of Directors or the modification of the Corporation's certificate of incorporation or by-laws or in the vote to accept or reject a plan of merger, sale of substantially all of the assets of the Corporation or similar proposal. The shares of an Acquiring Group Founder shall be counted in the acquiring group's shares and shall not be counted in the shares of the Founders who are not Acquiring Group Founders.

  (b)
  Employee's Right to Compensation and Benefits. Employee shall be entitled to the pro-rata share of Compensation and employee benefits, if any, which have been earned but not paid through the date of termination of employment. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of termination of employment.

  (c)
  Payment of Excise Taxes. The Corporation shall be responsible for the payment of any and all excise taxes including any increase in income taxes resulting from such payment, which may result or be assessed to the Employee in connection with payments, whether in cash, stock or benefits received by the Employee under this paragraph 14 of this Agreement. In addition, the Corporation shall defend, indemnify, save and hold the Employee harmless from any and all claims for excise taxes which are due or may become due or which arise or result from any dispute with a Federal, state or local taxing authority in connection with this paragraph 14.

  (d)
  Employee's Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, 10 and 11 hereof.

    15.  Employee's Rights and Obligations Upon Termination of Employment by the Corporation With Cause.  If Employee's employment is terminated by the Corporation with cause pursuant to paragraph 12(e) herein, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

  (i)
  Severance Pay. Employee shall not be entitled to any severance pay.

  (ii)
  Employee's Right to Compensation and Benefits. Employee shall only be entitled to the pro-rata share of Compensation and employee benefits, if any, earned but not paid through the date of termination of employment. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of termination of employment.

  (iii)
  Employee's Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, 10 and11 hereof.

    16.  Employee's Rights and Obligations Upon Termination of Employment By Employee.  If Employee's employment is terminated by the Employee pursuant to paragraph 12(c) herein, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

  (i)
  Severance Pay. Employee shall be entitled to no severance pay.

  (ii)
  Employee's Rights to Compensation and Benefits. Employee shall be entitled to the pro-rata share of Compensation and Employee Benefits, if any, which have been earned but not paid through the effective date of such termination of employment. Employee shall only be entitled to such additional bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the date of termination of employment.

  (iii)
  Employee's Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of paragraphs 5, 8, 9, 10 and 11 hereof.

    17.  Benefit.  This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, but not limited to (i) any entity which may acquire all or substantially all of the Corporation's assets and business, (ii) any entity with or into which the Corporation may be consolidated or merged, or (iii) any entity that is the successor corporation in a share exchange, and the Employee, his heirs, guardians and personal and legal representatives. The Employee and the Corporation also agree that each Western Company shall be deemed to be a third-party beneficiary to this Agreement.

    18.  Notices.  All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, and, if intended for the Corporation, shall be addressed to it, to the attention of its President, at:

        Western Gas Resources, Inc.
        12200 North Pecos Street
        Denver, Colorado 80234

or at such other address which the Corporation shall have given notice to the Employee in the manner herein provided, and if intended for the Employee, shall be addressed to him at his last known residence, or at such other address at which the Employee shall have given notice to the Corporation in the manner provided herein:

    19.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

    20.  Severability.  In the event one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or any other application or modification thereof, shall not in any way be affected or impaired. The parties further agree that any such invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restriction so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope.

    21.  Miscellaneous.

  (a)
  Counterparts. This Agreement may be executed in more than one copy, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement.

  (b)
  Assignment. Except as provided in paragraph 17, this Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of such party's rights or obligations hereunder without first obtaining the written consent of the other party.

  (c)
  Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

  (d)
  Gender, Plurals and Pronouns. Throughout this Agreement, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa, wherever the context and facts require such construction.

  (e)
  Binding Arbitration, Attorney's Fees and Expenses. Except for disputes arising or resulting from the provisions contained in paragraph 14 of this Agreement, if any dispute arises between the parties to this Agreement (but not as to whether the Corporation is obligated to provide legal representation to the Employee pursuant to Section 4 hereof), then both parties shall submit the dispute to binding arbitration. Both parties agree to be bound by the decision of such arbitration. The obligation to submit to binding arbitration shall not prevent either party from seeking a court order or an injunction enforcing the term of this Agreement. In the event of any binding arbitration between the parties, or any litigation to enforce any provision (except for disputes arising or resulting from the provision contained in paragraph 14) of this Agreement or any right of either party, the unsuccessful party to such arbitration or litigation shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred. In the event a dispute arises or results from the provisions of paragraph 14 of this Agreement, then both parties shall submit the dispute to binding arbitration under the foregoing provisions, except that all costs and expenses, including reasonable attorneys' fees, incurred shall be solely borne by the Corporation.

  (f)
  Waiver of Breach. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

  (g)
  Entire Agreement. Except for the Indemnification Agreement, this Agreement contains all agreements, understandings, and arrangements between the parties hereto and no other exists. Except for the Indemnification Agreement, all previous agreements, understandings, and arrangements between the parties relating to employment are terminated by this Agreement. This Agreement may be amended, waived, changed, modified, extended or rescinded only by a writing signed by the party against whom such amendment, waiver, change, modification, extension or rescission is sought.

    IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

WESTERN GAS RESOURCES, INC.
By:	Name: Title:
EMPLOYEE
By:	Name:

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2001 EMPLOYMENT AGREEMENT